UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2022
Outbrain Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40643	20-5391629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 West 19th Street
New York, NY 10011
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (646) 867-0149

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

Introduction

As previously reported on the Current Report on Form 8-K filed by Outbrain Inc. (the “Company”) on June 2, 2022, the Company’s Board of Directors (the “Board”) appointed Jason Kiviat to serve as the Company’s Chief Financial Officer (“CFO”), effective July 1, 2022. On August 3, 2022, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Kiviat in connection with his appointment to the position of CFO setting forth the terms and conditions of his employment, including his compensation arrangement, as summarized below. The following summary of the Employment Agreement is not a complete discussion of the agreement and is qualified in its entirety by reference to the full text of the agreement, filed herewith.

Employment Agreement

The Employment Agreement provides for annual base salary of $330,000, subject to increase. Pursuant to the terms of the Employment Agreement, Mr. Kiviat is entitled to a target annual bonus under our annual cash incentive program equal to 50% of his base salary effective July 1, 2022.

In the event of a termination of his employment without cause or for good reason not related to a change in control, Mr. Kiviat will be entitled to (i) “Severance Pay” equal to one- half of his annual base salary, (ii) a “Pro-Rata Bonus for Year of Termination” equal to the target annual bonus multiplied by a fraction, the numerator of which equals the number of days during the calendar year prior to the termination date and the denominator of which equals 365 (paid on the 60- day anniversary of the termination date), (iii) six months of subsidized COBRA premiums for health insurance.

In the event of a termination of Mr. Kiviat’s employment without cause or for good reason during the period beginning three months prior to a change in control and ending 12-months after a change in control, he will be entitled to (i) “Severance Pay” equal to the sum of (a) one-half of his annual base salary plus (b) an amount equal to the target annual bonus, (ii) a “Pro-Rata Bonus for Year of Termination” as defined above, (iii) six months of subsidized COBRA premiums for health insurance and (iv) full vesting of all equity awards.

Under the Employment Agreement, Mr. Kiviat has agreed to provide six months of notice prior to a termination without good reason, and the Company has agreed to provide six months of notice prior to a termination without cause.

Following a termination by Mr. Kiviat without good reason or due to death or disability, he will be entitled to a payment equal to the “Pro-Rata Bonus for the Year of Termination”.

Under the terms of the Employment Agreement, Mr. Kiviat is subject to an ongoing confidentiality obligation, a six-month non-competition covenant, a twelve- month non-solicitation of our employees covenant (including former employees or consultants within the twelve-month period prior to his termination date), and a twelve-month non-solicitation of our customers covenant (including prospective customers within the twelve-month period prior to his termination date).

Mr. Kiviat’s entitlement to the severance benefits described above in the event of his termination without cause or for good reason, whether or not related to a change in control, and his voluntary resignation without good reason is subject to the signing of a release and compliance with the terms of the Employment Agreement, including the restrictive covenants.

Equity Grant

On July 24, 2022, the Compensation Committee granted Mr. Kiviat an award of 100,000 restricted stock units in connection with his appointment as CFO. The restricted stock units are scheduled to vest in 16 equal increments beginning on September 5, 2022, and each quarterly anniversary of such date thereafter.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated August 3, 2022, by and between the Company and Jason Kiviat.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBRAIN INC.
Date: August 5, 2022	By:	/s/ David Kostman
Name: David Kostman
Title: Co-Chief Executive Officer

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